American International Petroleum Corporation and American International Refinery, Inc. Announce Completion of Sale of Lake Charles Refinery

HOUSTON, TX -- 01/06/2005 -- American International Petroleum Corporation ("AIPC") (OTC: AIPN) and American International Refinery, Inc. ("AIRI"), a wholly owned subsidiary of AIPC, announced today that on December 31, 2004, AIRI consummated the sale of its Lake Charles Refinery and all associated real and personal property to Pelican Refining Company L.L.C. for $9 million in cash. Pelican Refining Company L.L.C. is owned by NuCoastal Refining and Marketing Company and BayOil (USA) Limited. The sale was conducted pursuant to an auction process under the supervision of the United States Bankruptcy Court for the Western District of Louisiana, Lake Charles Division. On December 9, 2004, the Bankruptcy Court approved the sale, subject to certain closing terms and conditions, including closing of the sale by the end of 2004. AIRI used the proceeds from the sale transaction to pay certain Bankruptcy Court approved obligations, including payment of its bankruptcy expenses, real property taxes, environmental fees, and payment of approximately $4.6 million to its secured lender, Halifax Fund LP, pursuant to a settlement agreement among AIRI, AIPC and Halifax approved by the Bankruptcy Court. This sale and settlement fully satisfies all obligations of AIRI and AIPC to Halifax. Neither AIPC nor AIRI expect proceeds from the sale to be available for distribution to their common stockholders.

American International Petroleum Corporation is a petroleum company that, through certain subsidiaries, is involved in oil and gas exploration and development in Kazakhstan.

All statements, other than statements of historical fact, including statements regarding AIPC's current expectations regarding the use of proceeds from the sale transaction, included in this press release, are forward-looking statements, including, but not limited to, statements identified by the words, "expect," "will" and similar expressions and statements regarding our legal position, plans and objectives. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to, AIPC's bankruptcy proceeding.

Contact:
Michael Dodge
Corporate Communications
732.741.5749